                                                                    Exhibit 99.1


          [LETTERHEAD OF UNITED HEALTHCARE CORPORATION APPEARS HERE]


                                      CONTACTS:  David Koppe, CFO
                                                 (612) 939-7211

                                                 Bernard McDonagh
                                                 Vice President, Investor
                                                 Relations
                                                 (612) 936-7214

                                                 Susan Busch
                                                 Director, Communications
                                                 (612) 992-5132

(For Immediate Release)

                       UNITED HEALTHCARE REPORTS RECORD
         FOURTH QUARTER EARNINGS AND FULL YEAR 1995 OPERATING RESULTS:
              RESTRUCTURING CHARGES OF $153.8 MILLION RELATED TO
                          THE METRAHEALTH ACQUISITION

             Company Reports Acceleration to 21 Percent Growth in
                            Health Plan Enrollment

         Fourth Quarter Operating Earnings of $0.57 Per Share Reported
               Full Year 1995 Operating Earnings $2.12 Per Share


MINNEAPOLIS (February 29, 1996) -- United HealthCare Corporation (NYSE UNH) announced today that total revenues for the fourth quarter ended December 31, 1995 increased 126.4 percent to $2.19 billion compared to $969.0 million for the same period a year ago. Financial results for the fourth quarter 1995 include The MetraHealth Companies, Inc., which was purchased by the company on October 2, 1995. Fourth quarter net earnings (excluding restructuring charges associated with the MetraHealth transaction of $153.8 million pretax, or $0.54 per common share) were $109.9 million, up 30.4 percent from net operating earnings of $84.2 million for last year's fourth quarter. Fourth quarter 1995 earnings per common share before restructuring charges were $0.57, a 19 percent increase over operating earnings per common share of $0.48 for the fourth quarter of 1994.

                                     (more)

Public Relations and Communications

P.O. Box 1459
Minneapolis, Minnesota 55440-1459
(612) 936-3693

United HealthCare Corporation
Fourth Quarter and Full Year 1995 Operating Results
February 29, 1996 -- 2


For the full year 1995, total revenues increased 50.5 percent to $5.67 billion compared to $3.77 billion for 1994. Net earnings for 1995 (excluding restructuring charges) were $382.9 million, up 23.3 percent from net operating earnings of $310.4 million reported in 1994. Earnings per common share for 1995 (excluding restructuring charges) were $2.12, a 20 percent increase over operating earnings of $1.77 per common share reported in 1994.

United HealthCare Chairman and CEO, William McGuire, M.D., said "We are very pleased with our company's calendar year and fourth quarter operating results. In spite of the increased competitive pressures we experienced in 1995, both the operating performance and enrollment growth of the company remained strong. In fact, enrollment accelerated from already outstanding trends. For example, in the combined United and MetraHealth markets, we added a total of 351,600 health plan enrollees over the four month period from October 1995 through January 1996. This included 206,800 enrollees in the month of January alone. Importantly, we currently believe the excellent commercial and Medicare enrollment growth trends will continue in our health plans -- both in terms of new sales and conversion of existing MetraHealth indemnity customers. The progress of the MetraHealth integration and its early performance are also very encouraging."

The $153.8 million in restructuring charges associated with the MetraHealth acquisition reflects the expected impact on United HealthCare's operations of integrating the business activities of the combined companies. It includes provision for business realignment and elimination in the areas of administration, products, networks, information systems, and duplicate leased facilities.

Additional Highlights
---------------------

Record 1995 Enrollment:  On a same store basis, e.g. excluding the acquired
-----------------------
MetraHealth markets,  United's health plans experienced record growth:

   . Fourth quarter 1995 same store total enrollment was up 120,100 or 4.1 percent. This is almost double the comparable 64,800 enrollees added in the fourth quarter 1994.
   . December year-over-year same store enrollment was up 527,400 or 21 percent. . Fourth quarter Medicare enrollment increased 10,700 or 7.8 percent from the previous quarter.
   . Full year Medicare enrollment was up 38,900 or 35.7 percent from the previous year.
   . Fourth quarter Medicaid enrollment grew 21,400 or 6.5 percent from the previous quarter.
   . Full year Medicaid enrollment increased 66,700 or 23.4 percent from the previous year.



                                     (more)

United HealthCare Corporation
Fourth Quarter and Full Year 1995 Operating Results
February 29, 1996 -- 3


This momentum carried into 1996 with January enrollment in these owned United HealthCare plans up 166,300 or 5.5 percent over December 1995. January results included a 5,500 increase in Medicare enrollment.

Health plan enrollment in former MetraHealth markets in the month of January 1996 grew a very strong 8.8 percent, up to 40,500 enrollees, to a total of 502,300 enrollees. The company believes that this growth underscores the potential of these markets and products, and the opportunity for movement of business from indemnity/non-network products towards managed care solutions.

Medical Costs:  The company noted that the aggregate medical expense ratio, the
--------------
percent of premium revenue expensed as medical costs, rose to 81.6 percent in the fourth quarter of 1995 from 79.3 percent in the third quarter of 1995. This rise is primarily attributed to the shift in the mix of business with the fourth quarter addition of MetraHealth. Viewed separately, the company's commercial and Medicare health plan products experienced stable health costs from third to fourth quarter 1995, even with their large enrollment growth.

For the full-year 1995, the aggregate medical expense ratio was 79.7 percent. This compares to the 78.3 percent medical expense ratio reported for the full-year 1994. This higher ratio is largely attributable to the slightly higher medical expense ratio experienced by United HealthCare during 1995 (primarily in its Medicaid products) and to the shift in the mix of business resulting from the fourth quarter 1995 acquisition of MetraHealth.

SG&A Ratios:  SG&A spending was 24.2 percent of total revenues for the fourth
------------
quarter of 1995 compared to the 14.3 percent reported in the third quarter of
1995.   This increase is due to higher SG&A ratios associated with the former
MetraHealth products as a greater proportion of that business consists of fee-based/self-funded products rather than full-premium/funded type products. For the full-year 1995, SG&A spending was 18.2 percent of total revenues. This compares to the 14.7 percent reported in 1994.

The company has already realized SG&A savings as a result of the MetraHealth integration, and currently expects that SG&A, as a percent of total revenues, will decrease in 1996 from the ratio reported in the fourth quarter of 1995.



                                     (more)

United HealthCare Corporation
Fourth Quarter and Full Year 1995 Operating Results
February 29, 1996 -- 4


McGuire added, "For United HealthCare as well as for the managed care industry as a whole, 1995 was a challenging year. In previous years we succeeded in
substantially reducing the rate of medical inflation in our health plans.   In
1995 we were faced with the challenge to continue to grow the business, control costs, and produce growth in revenue and profits in an environment that saw little, if any, increases in premiums. I believe that United HealthCare weathered this environment extremely well. Paced by record enrollment growth, a new focus on our Medicare business, and continued attention to controlling costs while still committing significant investment to systems development, product expansion, and growth of overseas markets, we were once again able to show outstanding growth in revenue and earnings. We believe that the acquisition of MetraHealth at the beginning of the fourth quarter strengthens the company's ability to realize sustained growth by broadening both our range of products and the geography we now serve. United HealthCare is extremely well-positioned to help ensure that our nation's health care system is accessible, accountable, and cost effective."



                                   # # # # #

                         UNITED HEALTHCARE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)
                                  (unaudited)

                                                    Three Months Ended                   Year Ended
                                                        December 31                      December 31
                                                        -----------                      -----------
                                                    1995           1994             1995            1994
                                                    ----           ----             ----            ----
REVENUES
Premium                                          $1,778,080       $877,317       $4,931,355      $3,376,238
Management Services and Fees                        369,367         55,822          579,707         274,616
Investment Income and Other                          46,115         35,888          159,816         118,028
                                                -----------    -----------      -----------     -----------
      Total Revenues                              2,193,562        969,027        5,670,878       3,768,882
                                                -----------    -----------      -----------     -----------
OPERATING EXPENSES
Medical Costs                                     1,450,913        685,613        3,930,933       2,643,107
Selling, General and
 Administrative Costs                               530,542        130,653        1,030,906         555,649
Depreciation and Amortization                        35,066         15,540           94,458          64,079
Restructuring Charges                               153,796             --          153,796              --
                                                -----------    -----------      -----------     -----------
      Total Operating Expenses                    2,170,317        831,806        5,210,093       3,262,835
                                                -----------    -----------      -----------     -----------
EARNINGS FROM OPERATIONS                             23,245        137,221          460,785         506,047
Interest Expense                                        (67)          (613)            (771)         (2,163)
Merger Costs                                             --             --               --         (35,940)
                                                -----------    -----------      -----------     -----------
EARNINGS BEFORE INCOME TAXES
 MINORITY INTERESTS AND
 EXTRAORDINARY GAIN                                  23,178        136,608          460,014         467,944
Provision for Income Taxes                           (8,576)       (51,914)        (170,205)       (177,822)
Minority Interests in Net Earnings
 of Consolidated Subsidiaries                        (1,619)          (451)          (3,845)         (1,983)
                                                -----------    -----------      -----------     -----------
NET EARNINGS BEFORE
 EXTRAORDINARY GAIN                                  12,983         84,243          285,964         288,139
Extraordinary Gain on Sale of
 Subsidiary, net of income
 taxes of $808,758                                       --             --               --       1,377,075
                                                -----------    -----------      -----------     -----------
NET EARNINGS                                         12,983         84,243          285,964       1,665,214
Preferred Dividends                                  (7,188)            --           (7,188)             --
                                                -----------    -----------      -----------     -----------
NET EARNINGS APPLICABLE TO
 COMMON SHAREHOLDERS                                 $5,795        $84,243         $278,776      $1,665,214
                                                ===========    ===========      ===========     ===========
Net Earnings Per Common Share Before
 Extraordinary Gain                                   $0.03          $0.48            $1.57           $1.64
Extraordinary Gain Per Common Share                      --             --               --            7.86
                                                -----------    -----------      -----------     -----------
Net Earnings Per Common Share                         $0.03          $0.48            $1.57           $9.50
                                                ===========    ===========      ===========     ===========
Weighted Average Number of Common
Shares Outstanding                                  179,478        176,573          177,443         175,209
                                                ===========    ===========      ===========     ===========

                         UNITED HEALTHCARE CORPORATION
                                  ENROLLMENT
                                BY PRODUCT TYPE

                                                         December 1995      January 1996      Percent Change
                                                         --------------     -------------     --------------
HMO & HMO POS
-------------
   Former UHC
              - Commercial                                   2,543,200         2,702,200               6.3%
              - Medicare                                       147,800           153,300               3.7%
              - Medicaid                                       352,100           353,900               0.5%
                                                         --------------     -------------
              Subtotal                                       3,043,100         3,209,400               5.5%

   Former MetraHealth
              - Commercial                                     461,800           502,300               8.8%
                                                         --------------     -------------
              Total HMO & HMO POS                            3,504,900         3,711,700               5.9%

Other Network-Based Products
----------------------------
   Former UHC
              - Commercial                                     286,600           276,300              -3.6%

   Former MetraHealth
              - Commercial                                   5,451,100         5,454,800               0.1%
                                                         --------------     -------------
              Total Other Network-Based Products             5,737,700         5,731,100              -0.1%

Indemnity
---------
   Former MetraHealth
              - Commercial                                   4,367,400         4,053,700              -7.2%
                                                         --------------     -------------
                               Grand Total                  13,610,000        13,496,500              -0.8%
                                                         ==============     =============

                         UNITED HEALTHCARE CORPORATION
                                  ENROLLMENT
                     BY FUNDING MECHANISM AND PRODUCT TYPE

                                                           December 1995                               January 1996
                                                -------------------------------------      -------------------------------------
                                                 Funded     Self-funded       Total         Funded     Self-funded       Total
                                                 ------     -----------       -----         ------     -----------       -----
HMO & HMO POS
-------------
   Former UHC                                   2,837,700       205,400     3,043,100      2,981,100       228,300     3,209,400
   Former MetraHealth                             424,200        37,600       461,800        463,400        38,900       502,300
                                                ---------     ---------    ----------      ---------     ---------    ----------
      Total HMO & HMO POS                       3,261,900       243,000     3,504,900      3,444,500       267,200     3,711,700

Other Network-Based Products
----------------------------
   Former UHC                                          --       286,600       286,600             --       276,300       276,300
   Former MetraHealth                             699,300     4,751,800     5,451,100        792,500     4,662,300     5,454,800
                                                ---------     ---------    ----------      ---------     ---------    ----------
      Total Other Network-Based Products          699,300     5,038,400     5,737,700        792,500     4,938,600     5,731,100

Indemnity
---------
   Former MetraHealth                             982,600     3,384,800     4,367,400        924,500     3,129,200     4,053,700
                                                ---------     ---------    ----------      ---------     ---------    ----------
                             Grand Total        4,943,800     8,666,200    13,610,000      5,161,500     8,335,000    13,496,500
                                                =========     =========    ==========      =========     =========    ==========

                         UNITED HEALTHCARE CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                               December 31, 1995      December 31, 1994
                                               ------------------     ------------------
ASSETS
  Cash and Short-term Investments                     $1,803,925             $1,654,336
  Other Current Assets                                 1,118,415                253,879
  Long-term Investments                                1,274,470              1,115,054
  Other Long Term Assets                               2,019,395                466,210
                                               ------------------     ------------------
    TOTAL ASSETS                                      $6,216,205             $3,489,479
                                               ==================     ==================
LIABILITIES AND
SHAREHOLDERS' EQUITY
  Medical Services Payables                           $1,177,021               $443,559
  Other Current Liabilities                            1,310,046                220,743
  Long-term Obligations                                   33,300                 24,275
                                               ------------------     ------------------
    TOTAL LIABILITIES                                  2,520,367                688,577

Minority Interests                                         7,818                  5,446
5.75% Convertible Preferred Stock                        500,000                  ---
Shareholders' Equity                                   3,188,020              2,795,456
                                               ------------------     ------------------
    TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY                            $6,216,205             $3,489,479
                                               ==================     ==================

                         UNITED HEALTHCARE CORPORATION
                                EARNINGS REPORT
                     (in thousands, except per share data)
                                  (unaudited)

                                                                                        Three Months Ended
                                                                             December 31, 1995        December 31, 1994
                                                                             -----------------        -----------------
Revenues                                                                            $2,193,562                 $969,027
Net earnings                                                                           $12,983 *                $84,243
Preferred dividends                                                                     (7,188)                      --
                                                                             -----------------        -----------------
Net earnings applicable to common shareholders                                          $5,795                  $84,243
                                                                             =================        =================
Net earnings per common share                                                            $0.03 *                  $0.48
                                                                             =================        =================
Average number of common shares
   outstanding                                                                         179,478                  176,573

                                                                                              Year Ended
                                                                             December 31, 1995        December 31, 1994
                                                                             -----------------        -----------------
Revenues                                                                            $5,670,878               $3,768,882
Net earnings before extraordinary gain                                                $285,964 *               $288,139 **
Extraordinary gain on sale of subsidiary                                                    --                1,377,075 ***
                                                                             -----------------        -----------------
Net earnings                                                                           285,964 *              1,665,214
Preferred dividends                                                                     (7,188)                      --
                                                                             -----------------        -----------------
Net earnings applicable to common shareholders                                        $278,776               $1,665,214
                                                                             =================        =================
Net earnings per common share before
   extraordinary gain                                                                    $1.57 *                  $1.64 **
Extraordinary gain per common share                                                         --                     7.86 ***
                                                                             -----------------        -----------------
Net earnings per common share                                                            $1.57 *                  $9.50
                                                                             =================        =================
Average number of common shares
   outstanding                                                                         177,443                  175,209

* Excluding fourth quarter restructuring charges of $153.8 million ($96.9 million after tax, or $0.54 per common share) associated with the MetraHealth acquisition, net earnings for the three and twelve month periods ending December 31, 1995 would have been $109.9 million and $382.9 million, or $0.57 and $2.12 per common share.

** Excluding nonrecurring, non-operating costs of $35.9 million ($22.3 million after tax, or $0.13 per common share) associated with the May 1994 Ramsay and Complete Health acquisitions, net earnings before extraordinary gain for the year ended December 31, 1994 would have been $310.4 million, or $1.77 per common share.

***The company sold its subsidiary, Diversified Pharmaceutical Services, Inc., in May 1994 for $2.3 billion, resulting in an extraordinary gain of $1.38 billion, or $7.86 per common share.